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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ------------

                                    FORM 8-K


               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-6136

                       Date of Report: November 15, 2000


                             CORUS BANKSHARES, INC.
             (Exact name of registrant as specified in its charter)


               Minnesota                                 41-0823592
(State of incorporation of organization)    (I.R.S. Employer Identification No.)


3959 N. Lincoln Ave., Chicago, Illinois                     60613
(Address of principal executive offices)                 (Zip Code)


                                 (773) 832-3088
                        (Registrant's telephone number)
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                             CORUS BANKSHARES, INC.



ITEM 2:


On November 13, 2000 Corus Bank, N.A., a wholly-owned subsidiary of Corus Bankshares, Inc., entered into a definitive agreement to sell its student loan portfolio to the Illinois Designated Account Purchase Program ("IDAPP") and Chela Financial USA, Inc. ("CHELA"). IDAPP and CHELA (the "Purchasers") will each purchase approximately 50% of the loans.

The sale will occur in two phases. The first phase will involve Corus selling approximately $400 million of student loans to the Purchasers in December of 2000. The second phase will entail Corus selling most of the then remaining student loans, currently estimated to be about $50 million, in the second quarter of 2001. Corus anticipates that it will report a pre-tax gain of approximately $19 to $20 million in the fourth quarter of 2000 and an additional pre-tax gain of between $2 and $3 million in the second quarter of 2001. The gains will result from the premium received on the loans, net of selling costs, and various charge-off's of related deferred income and expense items.

In addition, Corus and the Purchasers have agreed, in principal, to: 1) transfer to the Purchasers the student loan servicing platform, 2) permit the Purchasers to hire most of Corus' student loan employees, and 3) enter into a lease agreement whereby IDAPP would rent Corus' student loan servicing facility. This transfer of the servicing business would likely be completed concurrently with the sale in the second quarter of 2001. A definitive agreement on this transfer of the servicing business has not yet been finalized, but Corus expects such an agreement to be reached.
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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                              CORUS BANKSHARES, INC.
                                   (Registrant)



November 15, 2000              By:  /s/ Michael E. Dulberg
                                    -----------------------
                               Michael E. Dulberg
                               First Vice President and Chief Accounting Officer

                               (Principal Accounting Officer and duly authorized
                                Officer of Registrant)